Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TREEHOUSE FOODS, INC.
TreeHouse Foods, Inc., a Delaware corporation (the “Corporation”), does hereby certify:
1. That Article SECOND of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended to read in its entirety as follows:
SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
2. That Subsections 3 through 6 of Article NINTH of the Certificate are hereby amended to read in their entirety as follows:
3.    Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes: Class I (elected at the Corporation’s annual meeting of stockholders held in 2021, with a term expiring at the Corporation’s annual meeting of stockholders held in 2024), Class II (elected at the Corporation’s annual meeting of stockholders held in 2022, with a term expiring at the Corporation’s annual meeting of stockholders held in 2025) and Class III (elected at the Corporation’s annual meeting of stockholders held in 2023, with a term expiring at the Corporation’s annual meeting of stockholders held in 2026), provided that such division of directors into classes shall terminate at the annual meeting of stockholders held in 2026. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.
4.    Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2024; each director appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2025; and each director appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2026. Notwithstanding the preceding sentence, each director elected by the stockholders after the annual meeting of stockholders held in 2023 shall serve for a term expiring at the next succeeding annual meeting of stockholders. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal.
5.    Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation serving in Class I (with a term expiring at the Corporation’s annual meeting of stockholders held in 2024), Class II (with a term expiring at the Corporation’s annual meeting of stockholders held in 2025) or Class III (with a term expiring at the Corporation’s annual meeting of stockholders held in 2026) may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding the preceding sentence, each director elected by stockholders after the annual meeting of stockholders held in 2023 or appointed to a term that is no longer classified may be removed with or without cause and only by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.
6.    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation, disqualification or removal, and any director elected to a newly created directorship shall serve for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires; provided in each case that (subject to the rights of holders of any series of Preferred Stock) each director elected to fill a vacancy or newly created directorship at or after the annual meeting of stockholders held in 2026 shall serve for a term expiring at the next succeeding annual meeting of stockholders or until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal.
3. That the foregoing amendments to the Certificate were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

TreeHouse Foods, Inc.

By:	/s/ Kristy N. Waterman
Name: Kristy N. Waterman

Title: Executive Vice President, CHRO and General Counsel

Dated:	May 26, 2023

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